Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sheree Aronson

VP, Investor Relations

(949) 481-0361

saronson@glaukos.com

Glaukos Corporation Announces Second Quarter 2017 Financial Results

San Clemente, CA – August 2, 2017 – Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, today announced financial results for the second quarter ended June 30, 2017.  Key highlights include:

•	Achieved 45% net sales growth to $41.3 million in the second quarter of 2017, compared to $28.6 million in the second quarter of 2016.
•	Increased gross margin to 87% in the second quarter of 2017, compared to 85% in the second quarter of 2016.
•

Reported a net loss of $3.3 million, or $0.10 per diluted share (which includes a $5.3 million acquisition-related in-process R&D charge), in the second quarter of 2017, compared to net income of $2.3 million, or $0.06 per diluted share, in the second quarter of 2016.

•	Affirmed 2017 net sales guidance of $162 million to $167 million.

“These results represent another quarter of record performance for Glaukos shareholders and reflect the continued successful execution of our growth strategy,” said Thomas Burns, Glaukos president and chief executive officer.  “We remain fully focused on increasing global adoption of our iStent® and iStent inject® Trabecular Micro Bypass Stents by growing the ranks of trained surgeons, helping them integrate the technology into their practices, and expanding the body of compelling clinical evidence that underscores the benefits of our micro-scale glaucoma technology to patients, practitioners and payors.  In addition, we continue to advance our industry-leading pipeline of micro-scale innovations designed to transform glaucoma therapy.”

Second Quarter 2017 Financial Results

Net sales rose 45% in the second quarter of 2017 to $41.3 million, compared to $28.6 million in the same period in 2016.  The growth reflected strong global unit volume increases, higher average selling prices and expansion of the company’s direct sales operations into new international markets.

Gross margin for the second quarter of 2017 was approximately 87%, compared to 85% in the same period in 2016.

Operating expenses for the second quarter of 2017 rose 80% to $39.6 million, including a $5.3 million in-process R&D charge associated with the April 2017 acquisition of an intraocular pressure (IOP) sensor system from DOSE Medical.  Operating expenses in the same year-ago period were $22.1 million.  Excluding the impact of the in-process R&D charge, the year-over-year increase reflected primarily the company’s ongoing investment in, and expansion of, its global infrastructure by adding international sales operations and increasing domestic sales, marketing and administrative personnel and expenses.

Loss from operations in the second quarter of 2017 was $3.9 million, including the $5.3 million in-process R&D charge, compared to operating income of $2.1 million in the second quarter of 2016.  Net loss in the second quarter of 2017 was $3.3 million, or $0.10 per diluted share, compared to net income of $2.3 million, or $0.06 per diluted share, in the second quarter of 2016.

2017 Revenue Guidance

The company affirmed its 2017 net sales guidance of $162 million to $167 million, which implies growth in 2017 net sales of 42% to 46%, compared to 2016 net sales.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss the results and provide additional information about the company’s financial outlook.  A link to the webcast is available on the company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 866-393-4306 (U.S.) or 734-385-2616 (international) and enter Conference ID 54934423.  A replay of the webcast will be archived on the company’s website following completion of the call.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent, measuring 1.0 mm long and 0.33 mm wide, is the smallest medical device ever approved by the FDA.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this press release.  These potential risks and uncertainties include, without limitation, uncertainties about our ability to maintain profitability; our dependence on the success and market acceptance of the iStent; our ability to leverage our sales and marketing infrastructure to increase market penetration and acceptance both in the United States and internationally of our products; our dependence on a limited number of third-party suppliers for components of our products; the occurrence of a crippling accident, natural disaster or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent or other products in development; our ability to properly train, and gain acceptance and trust from, ophthalmic surgeons in the use of our products; our ability to successfully develop and commercialize additional products; our ability to compete effectively in the highly competitive and rapidly changing medical device industry and against current and future competitors (including MIGS competitors) that are large public companies or divisions of publicly traded companies that have competitive advantages; the timing, effect and expense of navigating different regulatory approval processes as we develop additional products and penetrate foreign markets; the impact of any product liability claims against us and any related litigation; the effect of the extensive and increasing federal and state regulation in the healthcare industry on us and our suppliers; the lengthy and expensive clinical trial process and the uncertainty of outcomes from any particular clinical trial; our ability to protect, and the expense and time-consuming nature of protecting, our intellectual property against third parties and competitors that could develop and commercialize similar or identical products; the impact of any claims against us of infringement or misappropriation of third party intellectual property rights and any related litigation; and the market’s perception of our limited operating history as a public company.  These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for 2016 and Quarterly Report on Form 10-Q, which we expect to file on or before August 9, 2017. Our filings with the Securities and Exchange Commission are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov.  In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$41,285	$28,556	$77,192	$51,648
Cost of sales	5,522	4,359	10,702	7,480
Gross profit	35,763	24,197	66,490	44,168
Operating expenses:
Selling, general and administrative	24,675	15,120	46,156	27,408
In-process research and development	5,320	-	5,320	-
Research and development	9,633	6,955	18,575	14,017
Total operating expenses	39,628	22,075	70,051	41,425
(Loss) income from operations	(3,865)	2,122	(3,561)	2,743
Other income, net:
Interest and other income	598	286	1,234	621
Interest and other expense, net	(12)	(76)	(19)	(178)
Change in fair value of stock warrant liability	-	-	-	43
Total other income, net	586	210	1,215	486
(Loss) income before taxes	(3,279)	2,332	(2,346)	3,229
Provision for income taxes	22	-	77	-
Net (loss) income	$(3,301)	$2,332	$(2,423)	$3,229
Basic net (loss) income per share	$(0.10)	$0.07	$(0.07)	$0.10
Diluted net (loss) income per share	$(0.10)	$0.06	$(0.07)	$0.09
Weighted average shares used to compute basic net (loss) income per share	34,322	32,652	34,234	32,477
Weighted average shares used to compute diluted net (loss) income per share	34,322	36,182	34,234	35,975

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	June 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,370	$6,494
Short-term investments	90,420	89,268
Accounts receivable, net	16,702	14,305
Inventory, net	8,382	6,844
Prepaid expenses and other current assets	2,340	3,032
Restricted cash	—	80
Total current assets	131,214	120,023
Property and equipment, net	8,724	7,593
Intangible assets, net	5,029	6,567
Deposits and other assets	559	188
Total assets	$145,526	$134,371

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,974	$2,967
Accrued liabilities	13,061	13,911
Deferred rent	89	60
Total current liabilities	19,124	16,938
Other liabilities	468	159
Total liabilities	19,592	17,097

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 150,000 authorized; 34,461 and 33,971 shares issued and 34,433 and 33,943 shares outstanding at June 30, 2017 and December 31, 2016, respectively	34	34
Additional paid-in capital	320,500	308,815
Accumulated other comprehensive income	46	648
Accumulated deficit	(194,514)	(192,091)
Less treasury stock (28 shares)	(132)	(132)
Total stockholders’ equity	125,934	117,274
Total liabilities and stockholders’ equity	$145,526	$134,371

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